EXHIBIT 5
LAW OFFICES
Silver,  Freedman  &  Taff,  L.L.P.
A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
3299 K STREET, N.W., SUITE 100
WASHINGTON, D.C. 20007 WRITER'S DIRECT DIAL NUMBER
PHONE: (202) 295-4500
FAX:   (202) 337-5502
WWW.SFTLAW.COM

November 16, 2010

Board of Directors
Southern Missouri Bancorp, Inc.
531 Vine Street
Poplar Bluff, Missouri 63901

Members of the Board:

We have acted as counsel to Southern Missouri Bancorp, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 150,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), to be offered pursuant to the Southern Bank 401(k) Retirement Plan (the "Plan").

In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan, the Company's Articles of Incorporation, Bylaws, resolutions of its Board of Directors and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion.

Based upon the foregoing, it is our opinion that:

1.	The shares of Common Stock being so registered have been duly authorized.

2.	The shares of Common Stock to be offered by the Company will be, when and if issued as contemplated by the Plan, legally issued, fully paid and non-assessable shares of Common Stock of the Company.

We hereby consent to the inclusion of our opinion as Exhibit 5 to this Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Silver, Freedman & Taff, L.L.P.

SILVER, FREEDMAN & TAFF, L.L.P.